Exhibit 99.1
ARGAN, INC. REPORTS SECOND QUARTER REVENUES OF $65.5 MILLION; NET INCOME
INCREASES TO $2.7 MILLION
September 8, 2009 — ROCKVILLE, MD — Argan, Inc. (NYSE AMEX: AGX) today announced financial results for the six months and second quarter ended July 31, 2009.
For the six months ended July 31, 2009, total revenues were $128.6 million compared to $123.5 million in the six months ended July 31, 2008. Gemma (Gemma Power Systems) contributed $117.8 million or 91.6% of total revenues in the first six months of fiscal 2010 compared to $114.6 million or 92.8% of total revenues in the first six months of fiscal 2009. Combined revenues from Argan’s other wholly-owned subsidiaries increased to $10.7 million, or 8.4% of total revenues for the six months ended July 31, 2009 compared to $8.9 million, or 7.2% of total revenues during the same period last year.
The Company reported consolidated EBITDA (Earnings before interest, taxes, depreciation and amortization) of $9.5 million for the six months ended July 31, 2009. Gemma, for its segment, recorded $11.8 million in EBITDA for the first six months of fiscal 2010.
Net income for the six months in fiscal 2010 was $5.7 million or $0.41 per diluted share based on 13,756,000 diluted shares outstanding compared to net income of $2.4 million or $0.20 per diluted share based on 11,854,000 diluted shares outstanding for the six months in fiscal 2009.
For the quarter ended July 31, 2009, net revenues were $65.5 million compared to $75.1 million in the previous year. Gemma contributed $59.8 million, or 91.4% of total revenues for the first quarter of fiscal 2010 compared to $70.6 million or 94.1% of total revenues for the first quarter of fiscal 2009. Combined revenues from Argan’s other wholly-owned subsidiaries increased to $5.7 million, or 8.6% of total revenues for the quarter ended July 31, 2009 compared to $4.5 million, or 5.9% of total revenues during the same period last year.
The Company reported consolidated EBITDA (Earnings before interest, taxes, depreciation and amortization) of $4.4 million for the three months ended July 31, 2009. Gemma, for its segment, recorded $5.5 million in EBITDA for the three months ended July 31, 2009.
Net income for the second quarter of fiscal 2010 was $2.7 million, or $0.19 per diluted share based on 13,771,000 diluted shares outstanding compared to net income of $806,000, or $0.07 per diluted share based on 12,226,000 diluted shares outstanding in the second quarter of fiscal 2009.
Argan had consolidated cash of $52.1 million and escrowed cash of $10.0 million as of July 31, 2009. Consolidated working capital increased during the current quarter to approximately $58.8 million as of July 31, 2009 from approximately $53.6 million as of January 31, 2009.
Gemma’s backlog as of July 31, 2009 was $346 million. Gemma’s backlog does not include projects associated with Gemma Renewable Power, its business partnership with Invenergy Wind Management. At July 31, 2009 Gemma Renewable Power’s contract backlog was $11.7 million for a contract to design and build the expansion of a wind farm in LaSalle County, Illinois.
Subsequent to the close of the quarter, Argan signed a letter of intent to purchase United American Steel Constructors, LLC (Unamsco), a privately held company operating two subsidiaries, National Steel Constructors, LLC and Peterson Beckner Industries. In addition to traditional construction activities, National Steel and Peterson Beckner also focus on reducing the emissions produced by traditional coal fired power plants through their construction of air quality control systems known as scrubbers. Unamsco reported annual revenues of $84 million and EBITDA of approximately $19 million in 2008.
Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer stated, “We are pleased with our current year results, particularly the significant year over year increases in net revenues, net income and EBITDA and the sequential improvement in revenues when compared to the first quarter of fiscal 2010. We reported a decrease in revenues for the quarter when compared to last year primarily due to the completed construction of two biofuel production facilities in Texas, substantially completed during the current year.”
“Gemma’s backlog remains robust and our two largest current projects include the construction of gas fired electricity-generation plants. With their increased efficiencies and the ability to produce fewer emissions, we expect that gas-fired plants will continue to play an important long-term role in power generation development in the U.S., particularly with the increased emphasis on reducing greenhouse gas emissions. Likewise, with the significant growth in natural gas stockpiles in the U.S., gas-fired plants will likely see benefits such as increased accessibility and attractive pricing. We believe Gemma’s proven success in the construction of gas fired plants positions the company well as a market leader for future projects of this type.”
Mr. Bosselmann continued, “Our agreement with Unamsco provides a unique opportunity to diversify and grow our business. As environmental mandates gain additional support from the Federal Government, we believe Unamsco’s ability to provide clean air solutions through the installation of air quality control systems will complement Gemma’s core competencies and enable us to further capitalize on new opportunities in the engineering and construction space and expand our market share.”
About Argan, Inc.
Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power. Argan also owns Southern Maryland Cable, Inc. and Vitarich Laboratories, Inc.
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann/Arthur Trudel	John Nesbett/Jennifer Belodeau
301.315.0027	Institutional Marketing Services (IMS)
203.972.9200

ARGAN, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended July 31,		Six Months Ended July 31,
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008
Net revenues
Power industry services	$59,804,000	$70,639,000	$117,839,000	$114,647,000
Nutritional products	3,452,000	2,226,000	6,270,000	4,625,000
Telecommunications infrastructure services	2,199,000	2,233,000	4,456,000	4,232,000

Net revenues	65,455,000	75,098,000	128,565,000	123,504,000

Cost of revenues
Power industry services	53,712,000	63,108,000	105,087,000	101,684,000
Nutritional products	3,162,000	2,395,000	5,720,000	4,718,000
Telecommunications infrastructure services	1,625,000	1,875,000	3,375,000	3,649,000

Cost of revenues	58,499,000	67,378,000	114,182,000	110,051,000

Gross profit	6,956,000	7,720,000	14,383,000	13,453,000

Selling, general and administrative expenses	3,188,000	4,016,000	6,401,000	8,027,000
Impairment losses	—	1,946,000	—	1,946,000

Income from operations	3,768,000	1,758,000	7,982,000	3,480,000

Interest income	24,000	432,000	75,000	936,000
Interest expense	(52,000)	(108,000)	(114,000)	(228,000)
Equity in the earnings (loss) of unconsolidated subsidiary	408,000	(165,000)	1,018,000	(165,000)

Income from operations before income taxes	4,148,000	1,917,000	8,961,000	4,023,000

Income tax expense	(1,463,000)	(1,111,000)	(3,309,000)	(1,662,000)

Net income	$2,685,000	$806,000	$5,652,000	$2,361,000

Earnings per share
Basic	$0.20	$0.07	$0.42	$0.21

Diluted	$0.19	$0.07	$0.41	$0.20

Weighted average number of shares outstanding
Basic	13,492,000	11,860,000	13,469,000	11,493,000

Diluted	13,771,000	12,226,000	13,756,000	11,854,000

ARGAN, INC. AND SUBSIDIARIES
Reconciliations to Consolidated EBITDA (Unaudited)

	Six Months Ended July 31,
	2009	2008

Net income, as reported	$5,652,000	$2,361,000
Interest expense	114,000	228,000
Income tax expense	3,309,000	1,662,000
Amortization of purchased intangible assets	178,000	1,174,000
Depreciation and other amortization	295,000	683,000

EBITDA	$9,548,000	$6,108,000

Reconciliations to EBITDA (Unaudited)
Power Industry Services

	Six Months Ended July 31,
	2009	2008

Income before income taxes, as reported	$11,454,000	$10,077,000
Interest expense	104,000	195,000
Amortization of purchased intangible assets	174,000	1,079,000
Depreciation and other amortization	95,000	99,000

EBITDA	$11,827,000	$11,450,000

Reconciliations to Consolidated EBITDA (Unaudited)

	Three Months Ended July 31,
	2009	2008

Net income, as reported	$2,685,000	$806,000
Interest expense	52,000	108,000
Income tax expense	1,463,000	1,111,000
Amortization of purchased intangible assets	89,000	402,000
Depreciation and other amortization	148,000	344,000

EBITDA	$4,437,000	$2,771,000

Reconciliations to EBITDA (Unaudited)
Power Industry Services

	Three Months Ended July 31,
	2009	2008

Income before income taxes, as reported	$5,362,000	$6,085,000
Interest expense	48,000	92,000
Amortization of purchased intangible assets	86,000	355,000
Depreciation and other amortization	48,000	51,000

EBITDA	$5,544,000	$6,583,000

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from our GAAP results of operations. Pursuant to the requirements of SEC Regulation G, a reconciliation between the Company’s GAAP and non-GAAP financial results is provided above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	July 31,	January 31,
	2009	2009
	(Unaudited)	(Note 1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$52,112,000	$74,666,000
Accounts receivable, net of allowance for doubtful accounts	23,841,000	12,986,000
Escrowed cash	10,004,000	10,000,000
Costs and estimated earnings in excess of billings	10,231,000	6,325,000
Inventories, net of obsolescence reserve	2,140,000	1,347,000
Prepaid expenses and other current assets	1,145,000	768,000
Deferred income tax assets	1,303,000	1,660,000

TOTAL CURRENT ASSETS	100,776,000	107,752,000
Property and equipment, net of accumulated depreciation	1,071,000	1,214,000
Goodwill	18,476,000	18,476,000
Intangible assets, net of accumulated amortization	3,477,000	3,655,000
Investment in unconsolidated subsidiary	3,125,000	2,107,000
Deferred income tax assets	1,766,000	1,743,000
Other assets	136,000	217,000

TOTAL ASSETS	$128,827,000	$135,164,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$29,808,000	$31,808,000
Accrued expenses	8,692,000	14,992,000
Billings in excess of cost and estimated earnings	1,409,000	5,102,000
Current portion of long-term debt	2,042,000	2,301,000

TOTAL CURRENT LIABILITIES	41,951,000	54,203,000
Long-term debt	833,000	1,833,000
Other liabilities	28,000	22,000

TOTAL LIABILITIES	42,812,000	56,058,000

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share; 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share; 30,000,000 shares authorized; 13,519,184 and 13,437,684 shares issued at 7/31/09 and 1/31/09, and 13,515,951 and 13,434,451 shares outstanding at 7/31/09 and 1/31/09, respectively	2,027,000	2,015,000
Warrants outstanding	612,000	738,000
Additional paid-in capital	86,120,000	84,786,000
Accumulated other comprehensive loss	(26,000)	(63,000)
Accumulated deficit	(2,685,000)	(8,337,000)
Treasury stock, at cost; 3,233 shares at 7/31/09 and 1/31/09	(33,000)	(33,000)

TOTAL STOCKHOLDERS’ EQUITY	86,015,000	79,106,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$128,827,000	$135,164,000

Note 1 — The condensed consolidated balance sheet as of January 31, 2009 has been derived from audited financial statements.